Exhibit 99.1

                           [TOMMY HILFIGER]

CONTACT:          INVESTOR RELATIONS:                         PUBLIC RELATIONS:
                  Joseph Scirocco/Valerie Martinez            Caren Bell
                  (212) 548-1570/1811                         (212) 548-1823


                                                           FOR IMMEDIATE RELEASE


                       TOMMY HILFIGER CORPORATION REPORTS
                    SECOND QUARTER FISCAL 2005 PRETAX RESULTS

             o REPORTS SECOND QUARTER PRETAX INCOME OF $69.3 MILLION
                        VS. $81.0 MILLION IN PRIOR YEAR
                       O WITHDRAWS PRIOR EARNINGS FORECAST
                O REVISES OPERATING FORECAST FOR FISCAL YEAR 2005
                O PLANS NEAR-TERM ACTION TO REDUCE U.S. OVERHEAD

HONG KONG, November 3, 2004 - Tommy Hilfiger Corporation (NYSE:TOM) today reported its pretax results for the second quarter of fiscal year ending March 31, 2005, and revised its outlook for the full fiscal year ending March 31, 2005.

The Company is issuing a separate press release today relating to several actions that the Company is taking in response to the previously announced investigation by the U.S. Attorney's Office for the Southern District of New York. This includes the formation by the Board of Directors of a Special Committee of independent directors and the retention of FTI Consulting, Inc. to review issues arising out of the governmental investigation. Pending the completion of the reviews by the Special Committee and FTI, the Company is delaying the release of its net income and earnings per share for the second quarter of fiscal 2005 and the filing of its Quarterly Report on Form 10-Q for this quarter. As a result, the Company is also withdrawing its previously announced guidance for its expected earnings per share for fiscal 2005. The accompanying financial results do not contain any provision for liabilities related to the U.S. Attorney's Office investigation or the securities class action suits discussed in the separate release since the Company cannot at this time assess the probability of loss or estimate the potential financial exposure relating to such matters. Such amounts could be material.

Net revenue for the second quarter of fiscal 2005 was $536.1 million compared to $547.9 million in the second quarter of fiscal 2004. For the second quarter of fiscal 2005, the Company earned pretax income of $69.3 million as compared to pretax income of $81.0 million a year ago.

David F. Dyer, President and Chief Executive Officer, commented, "Our second quarter results were below our expectations. Sales for the period were impacted by several factors in our U.S. businesses, including a lackluster back to school and early fall season, as well as continued economic weakness. As a result, sales were accompanied by higher than expected markdowns.


                           Tommy Hilfiger Corporation
                        9/F., Novel Industrial Building,
                            850-870 Lai Chi Kok Road,
                                 Cheung Sha Wan,
                               Kowloon, Hong Kong.
                          Tel: 2216 0668 Fax: 2371 2928

At the same time, we are encouraged by the continuing momentum in the European business, where net revenue grew by 28.3% as compared to the same period last year, or 18.1% in constant currency."

Included in pretax results for the quarter ended September 30, 2004 are previously announced charges of $2.2 million related to the closing of the Company's Secaucus, NJ distribution facility, as well as impairment charges of $3.1 million for shop fixtures.

Tommy Hilfiger Europe posted a 28.3% increase in revenue to $195.6 million for the second quarter of fiscal 2005 as compared to $152.5 million for the comparative period last year. This increase included approximately $15.5 million resulting from the translation of the stronger euro in fiscal 2005. On a constant currency basis, revenue increased 18.1% for the quarter. Net revenue in the U.S. declined 17.9% to $294.3 million for the second quarter of fiscal 2005 from $358.5 million for the comparative period last year.

In the Company's Wholesale segment, revenue for the second quarter of fiscal 2005 declined 7.1% to $387.4 million from $417.1 million in the prior-year period. Within the Wholesale segment, revenue in the men's component decreased 12.6% to $160.7 million, while the women's segment increased 7.6% to $172.1 million. Revenue in the children's component decreased by 25.6% from last year to $54.6 million. In each component, revenue grew in Europe and declined in the U.S.

In the Company's Retail segment, revenue for the second quarter of fiscal 2005 increased 12.8% to $129.8 million from $115.1 million in the prior year's quarter, due to store openings and expansions since September 30, 2003. The Company's store count increased by 29, including 14 stores during the second quarter of fiscal 2005. Comparable store sales at U.S. outlet stores, the Company's largest retail division, decreased by a mid single digit percentage for the quarter. As of September 30, 2004, the Company's worldwide store count was 195, including 156 outlet stores and 39 specialty stores, compared to 166 stores a year earlier, consisting of 128 outlet stores and 38 specialty stores.

Licensing segment revenue rose 19.3% to $18.9 million in the quarter ended September 30, 2004 from $15.8 million for the comparable quarter last year primarily due to contributions from the Company's international licenses.


SIX MONTH RESULTS

For the six months ended September 30, 2004, net revenue decreased 5.5% to $864.7 million from $915.2 million for the same period of fiscal 2004. Pretax income declined to $60.0 million compared to $93.5 million, before the effect of special items, in the prior year. The Company believes that these adjusted financial results provide a more meaningful presentation of its ongoing results of operations because the first quarter of fiscal 2004 included a pretax gain of $11.0 million from a favorable litigation settlement. There were no special items in the first six months of fiscal 2005. On a GAAP basis, pretax income of $60.0 million for the six months ended September 30, 2004, compares with pretax income of $104.5 million in the year-ago period.

The following is a reconciliation of pretax income, before special items, in accordance with GAAP for the six-months period ended September 30, 2004 and September 30, 2003.

                                                      Pretax Income for the
                                                        Six Months Ended
                                                    -------------------------
                                                   Sept 30, 2004  Sept 30, 2003
                                                   -------------  -------------

   Pretax income, before special items               $     60.0    $      93.5
   Favorable litigation settlement                          -             11.0
                                                   -------------  --------------

   Pretax income under GAAP                          $     60.0    $     104.5
                                                   _____________________________

Results for the six-month period ended September 30, 2003 also include the benefit of a change in accounting estimate of approximately $9 million before income taxes, which was recorded in the first quarter of fiscal 2004 as the Company reevaluated the level of price adjustments provided to retailers.

BALANCE SHEET HIGHLIGHTS

The Company had cash, cash equivalents and short-term investments totaling $428.9 million at September 30, 2004, an increase of $143.7 million from September 30, 2003. Total indebtedness was $343.2 million, a reduction from $350.8 million a year earlier, principally due to the Company's repurchase of $7.5 million in principal amount of the Company's outstanding 6.85% Senior Notes due June 1, 2008. Inventories totaled $254.6 million at September 30, 2004, compared to $270.6 million a year ago, with wholesale inventory at $154.7 million at September 30, 2004 versus $179.3 million a year earlier. The reduction in inventory primarily reflects the Company's efforts to lower inventories in its U.S. wholesale divisions, to better align with expected revenue trends. Retail inventories increased 9.4% to $99.9 million at September 30, 2004, compared to $91.3 million a year ago, principally to support a net increase of 29 stores opened since September 30, 2003.


FISCAL YEAR 2005 OPERATING FORECAST REVISED

The Company entered the back to school and fall/holiday seasons with the expectation that sales in the U.S. would improve from Spring 2004 trends, and the U.S. wholesale business would return to a growth trend by the end of the year. However, disappointing sales and higher than expected markdowns have remained prevalent in the industry, and the Company expects these trends to continue for the remainder of the fall/holiday season. With spring markets now complete, and better visibility into the remainder of the year, the Company projects that the turnaround of the U.S. wholesale business will be delayed beyond fiscal 2005.

The Company continues to expect fiscal 2005 revenue to decline in the high single digit percentage range as compared to fiscal 2004, although a slightly greater decline than previously projected. For fiscal 2005, wholesale segment revenue is forecasted to decrease in the mid teen percentage range, reflecting growth in the mid teen percentage range in Europe, and contraction in the U.S. businesses in the high twenty percentage range.

Within the Wholesale segment, menswear is expected to decline in the high teens percentage range for fiscal 2005 from $571.7 million in fiscal year 2004. Womenswear is expected to decrease in the high single digit percentage range from $572.2 million in fiscal 2004, due principally to market factors affecting the U.S. Juniors Jeans division. Childrenswear is expected to decline in the high thirty percentage range from $243.7 million in fiscal 2004.

In the Retail segment, revenue is projected to grow in the mid teens percentage range in fiscal 2005 from $425.7 million in fiscal 2004, mainly due to revenue from new store openings in Europe, Canada and the U.S. The Company anticipates opening approximately 25 outlet stores and six specialty stores worldwide in fiscal 2005, including those stores opened during the first six months of fiscal 2005.

Licensing segment revenue is expected to be higher than the $62.5 million reported for fiscal 2004 in the mid single digit range led by higher international royalties and buying office commissions.

Gross margin is expected to expand slightly compared with fiscal 2004. SG&A expenses, excluding the effects of previously announced facilities consolidation and higher legal and advisory fees associated with the U.S. Attorney's investigation and related class actions, are expected to be comparable to those of fiscal 2004, although higher as a percentage of revenue. Based upon the foregoing estimates, the Company believes that operating income, before special items, will remain in the high single digit percentage range of revenue for fiscal 2005, but somewhat lower than previous expectations. As a result, pretax income, before special items, is expected to be below that of fiscal 2004 by approximately 30%.

In view of current conditions and its revised outlook, the Company plans to take near-term action to significantly reduce selling, general and administrative expenses, principally in the U.S. wholesale and corporate divisions, while continuing to invest in strategic and growth opportunities. These actions are expected to be implemented in the fourth quarter of fiscal 2005, however, the full impact of such actions will not be realized until fiscal 2006.

The Company is planning capital expenditures for fiscal 2005 of approximately $85 million in support of its retail store program, ongoing worldwide facilities improvements, selected expansion and maintenance of its in-store shops and fixtured areas program, and consolidation of facilities.


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


BARBADOS TREATY UPDATE

As disclosed in its annual report on Form 10-K for the fiscal year ended March 31, 2004, the Company is a tax resident of Barbados and therefore is entitled to the benefits of an income tax treaty between Barbados and the United States. In July 2004, the United States and Barbados signed a protocol to the treaty, which was ratified by the U.S. Senate in October 2004. This protocol is now subject to the approval of the government of Barbados. If approved, the benefits that the Company is entitled to under the treaty would be eliminated. The Company understands that the elimination of benefits would occur within two months of the date of ratification by Barbados. If the protocol were to become effective as of January 1, 2005, the Company estimates that its net income in the fourth quarter of fiscal 2005 would decrease by approximately $3.0 million.


SAFE HARBOR STATEMENT

STATEMENTS MADE BY THE COMPANY THAT ARE NOT HISTORICAL ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are indicated by words or phrases such as "anticipate," "estimate," "project," "expect," "believe" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks and uncertainties, including, but not limited to, the overall level of consumer spending on apparel; the financial strength of the retail industry generally and the Company's customers, distributors, licensees and franchisees in particular; changes in trends in the market segments and geographic areas in which the Company competes; the level of demand for the Company's products; actions by our major customers or existing or new competitors; the effect of the Company's strategy to reduce U.S. distribution in order to bring supply and demand into balance; changes in currency and interest rates; changes in applicable tax laws, regulations and treaties (including the U.S./Barbados treaty); changes in economic or political conditions or trade regulations in the markets where the Company sells or sources its products; the effects of any consolidation of the Company's facilities and actions to reduce selling, general and administrative expenses; the outcome of the investigation being conducted by the U.S. Attorney's Office, the related class action lawsuits and the Special Committee's investigation; the ability of the Company to obtain waivers and/or satisfy covenants under its credit agreement and indenture on a timely basis relating to the providing of required financial information; as well as other risks and uncertainties set forth in the Company's publicly-filed documents, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2004. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


CONFERENCE CALL INFORMATION

As previously announced, the Company will be hosting a conference call today at 10:30 a.m. Eastern Time to discuss its financial results and outlook. Those interested in listening to the conference call can access the online broadcast at HTTP://PHX.CORPORATE-IR.NET/PLAYERLINK.ZHTML?C=98332&s=wm&e=956627. An online replay of the broadcast will also be available shortly after the completion of the call at the same address and will be available through Thursday, November 11, 2004.

Tommy Hilfiger Corporation, through its subsidiaries, designs, sources and markets men's and women's sportswear, jeanswear and childrenswear under the Tommy Hilfiger trademarks. Through a range of strategic licensing agreements, the Company also offers a broad array of related apparel, accessories, footwear, fragrance and home furnishings. The Company's products can be found in leading department and specialty stores throughout the United States, Canada, Europe, Mexico, Central and South America, Japan, Hong Kong, Australia and other countries in the Far East, as well as the Company's own network of outlet and specialty stores in the United States, Canada and Europe.

                                --Tables Follow--


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


                           TOMMY HILFIGER CORPORATION
                         SELECTED FINANCIAL INFORMATION
                          STATEMENT OF OPERATIONS DATA
                                 (IN MILLIONS)
                                  (UNAUDITED)


                                              Three Months Ended September 30,
                                              --------------------------------
                                                   2004               2003
                                              ---------------   --------------
    NET REVENUE                                 $      536.1     $       547.9
    COST OF GOODS SOLD                                 279.7             290.6
                                              ---------------   ---------------
    GROSS PROFIT                                       256.4             257.3


    DEPRECIATION AND AMORTIZATION                       21.7              19.5
    OTHR SG&A EXPENSES                                 159.2             150.0
                                              ---------------   ---------------
    TOTAL SG&A EXPENSES                                180.09            169.5

    INCOME FROM OPERATIONS                              75.5              87.8


    INTEREST EXPENSE, NET                                6.2               6.8
                                              ---------------    ---------------
    INCOME BEFORE TAXES                         $       69.3      $       81.0








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


                           TOMMY HILFIGER CORPORATION
                         SELECTED FINANCIAL INFORMATION
                          STATEMENT OF OPERATIONS DATA
                                  (IN MILLIONS)
                                   (UNAUDITED)




                                              Three Months Ended September 30,
                                              --------------------------------
                                                   2004               2003
                                              ---------------   --------------
    NET REVENUE                                 $      864.7     $       915.2
    COST OF GOODS SOLD                                 463.1             489.3
                                              ---------------   ---------------
    GROSS PROFIT                                       401.6             425.9


    DEPRECIATION AND AMORTIZATION                       37.9              38.6
    SPECIAL ITEMS                                       -                (11.0)
    OTHR SG&A EXPENSES                                 291.4             279.5
                                              ---------------   ----------------
    TOTAL SG&A EXPENSES                                329.3             307.1

    INCOME FROM OPERATIONS                              72.3             118.8


    INTEREST EXPENSE, NET                               12.3              14.3
                                              ---------------    ---------------
    INCOME BEFORE TAXES                         $       60.0      $      104.5
                                              _______________    _______________






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


                           TOMMY HILFIGER CORPORATION
                         SELECTED FINANCIAL INFORMATION
                          STATEMENT OF OPERATIONS DATA
                                  (IN MILLIONS)
                                   (UNAUDITED)



                                  September 30,   September 30,   March 31,
                                      2004           2003            2004
                                  ------------    ------------    ---------

CASH AND CASH EQUIVALENTS         $      364.0    $      250.7    $   414.5

SHORT-TERM INVESTMENTS                    64.9            34.5         27.5

ACCOUNTS RECEIVABLE                      176.7           197.6        188.5

INVENTORIES                              254.6           270.6        206.3

PROPERTY AND EQUIPMENT, NET              224.0           238.8        233.0

INTANGIBLE AND OTHER ASSETS              899.6           879.6        890.7

CURRENT PORTION OF LONG-TERM DEBT          0.5             0.8          0.7

LONG TERM DEBT                           342.7           350.0        350.1








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